                                                                   EXHIBIT 12

                             PLAYTEX PRODUCTS, INC.
             Computation of Ratios of Earnings to Fixed Charges and
           Ratios of Earnings to Fixed Charges and Preferred Dividends
                             (Dollars in Thousands)


                                                                    Twelve Months Ended
                                         ------------------------------------------------------------------------
                                         December 27,   December 28,   December 30,   December 31,   December 25,
                                             1997           1996           1995           1994           1993
                                         ------------   ------------   ------------   ------------   ------------
Earnings (loss) before
  cumulative effect of
  accounting changes and                  $  18,731      $  18,199      $   2,774      $  29,547      $(124,845)
  extraordinary loss
Income taxes                                 16,501         16,141          8,151         23,994          2,049
                                          ---------      ---------      ---------      ---------      ---------
Earnings (loss) before
 income taxes, cumulative
 effect of accounting  changes
 and extraordinary loss                      35,232         34,340         10,925         53,541       (122,796)
Fixed charges:
  Interest                                   64,470         64,860         71,361         76,153        115,949
  One-third of rental                         1,750          1,734          1,697          1,413          1,180
                                          ---------      ---------      ---------      ---------      ---------
    Total fixed charges                      66,220         66,594         73,058         77,566        117,129
                                          ---------      ---------      ---------      ---------      ---------
Earnings (loss) before fixed
  charges, income taxes,
  cumulative effect of
  accounting changes and
  extraordinary loss                      $ 101,452      $ 100,934      $  83,983      $ 131,107      $  (5,667)
                                          =========      =========      =========      =========      =========

Ratio of earnings to fixed charges            1.53X          1.52X          1.15X          1.69X             --
                                          =========      =========      =========      =========      =========


Pre-tax earnings required for
 preferred stock dividends(1)                   N/A            N/A            N/A      $   2,107      $      --
                                          =========      =========      =========      =========      =========

Ratio of earnings to fixed
 charges and preferred dividends              1.53X          1.52X          1.15X          1.65X             --
                                          =========      =========      =========      =========      =========

Coverage (deficiency) of
 earnings to fixed charges                $  35,232      $  34,340      $  10,925      $  53,541      $(122,796)
                                          =========      =========      =========      =========      =========

Coverage (deficiency) of
 earnings to fixed charges and
 preferred dividends                      $  35,232      $  34,340      $  10,925      $  51,434      $      --
                                          =========      =========      =========      =========      =========

(1) Gross-up of earnings for preferred stock dividends has been computed at the applicable effective tax rates. For periods where the historical effective tax rates exceed 100% or are negative, gross-up of earnings has not been computed because material distortions would have resulted from the use of the prescribed mathematical formula. Notwithstanding the foregoing, Playtex's earnings would have been inadequate to cover fixed charges and preferred dividends for such periods.